Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE THIRD FISCAL QUARTER

ENDED MARCH 31, 2007

-	Professional services revenue up 30% from the comparable year-ago quarter

-	Hosting revenue up 14% from the comparable year-ago quarter

-	Cisco OEM strategic relationship announced

Mountain View, Calif. (May 10, 2007) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the third fiscal quarter ended March 31, 2007.

Total revenue for the third quarter of fiscal year 2007 was $5.4 million, a decrease of 12% from the comparable year-ago quarter. License revenue was $599,000, a decrease of 68% from the comparable year-ago quarter. Support and services revenue was $4.8 million, an increase of 12% from the comparable year-ago quarter.

Cost of revenue for the third quarter of fiscal year 2007 was $2.4 million, an increase of 29% from the comparable year-ago quarter. Gross margin for the quarter was 56% compared to 70% in the comparable year-ago quarter. Research and development expense for the quarter was $933,000, an increase of 19% from the comparable year-ago quarter. Sales and marketing expense for the quarter was $3.2 million, an increase of 22% from the comparable year-ago quarter. General and administrative expense for the quarter was $802,000, an increase of 44% from the comparable year-ago quarter.

Net loss for the third quarter of fiscal year 2007 was $2.2 million, or $(0.14) per share, compared to a net income of $88,000, or $0.01 per share, for the comparable year-ago quarter. Net loss for the quarter included stock based compensation of $68,000 and interest and tax expense of $297,000 compared to stock based compensation expense of $62,000 and interest and tax expense of $267,000, for the comparable year-ago quarter.

Total cash and cash equivalents were $5.4 million at March 31, 2007 compared to $6.9 million at June 30, 2006. Days sales outstanding in receivables for the quarter ended March 31, 2007 were 28 days compared to 68 days for the comparable year-ago quarter. Deferred revenues totaled $5.0 million at March 31, 2007, up from $4.3 million at June 30, 2006.

“Our license revenue this quarter was weak for two reasons,” said Ashu Roy, CEO of eGain. “First, as we focus on larger enterprise deals, quarterly license revenue fluctuation is possible. In the March quarter, two large license deals slipped due to natural customer buying cycles and we expect to close these deals in the June quarter. Second, as customers increasingly opt for our Enterprise-class Hosted solution—a positive development for the company’s long-term revenues—our short-term revenue is impacted due to the timing of revenue recognition for hosted deals. Notwithstanding the license revenue shortfall, we see positive traction in our business. In April, we closed a seven figure hosted deal with a large consumer electronics firm. Additionally, our professional services business is growing well. Finally, we continue to invest aggressively in our Cisco relationship and we expect significant benefits from this partnership in fiscal year 2008.”

Third Quarter 2007 Business Highlights

•

eGain announced that Cisco will include eGain’s award-winning products for email management (eGain Mail™), chat (eGain Chat™) and web collaboration (eGain CoBrowse™) as an integral part of the Cisco Unified Contact Center Enterprise™ and the Cisco Unified Contact Center Express™ software suites for customer interaction management.

•	During the quarter, eGain received widespread praise and garnered several awards, including:

¡	“One to Watch for 2007” award winner by CRM Magazine;

¡	KMWorld Magazine’s “100 Companies That Matter in Knowledge Management”, and;

¡	Product of the year award winner by Customer Interaction Solutions Magazine.

Guidance for Fiscal Year 2007

Due to the unpredictability in the timing of closing new large transactions and the impact the mix between new hosting and licensing business has on short term revenue, management is not providing guidance for the fourth quarter of fiscal 2007 at this time and no reliance should be placed on the guidance the company has previously provided for fiscal 2007. Management plans to provide guidance for fiscal year 2008 with the release for the financial results for fiscal year 2007.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service 7™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646

# # #

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; the actual mix in new business between hosting and license transactions when compared with management’s projections, the anticipated benefits to eGain from the Cisco agreement, the ability to increase revenues as a result of the increased investment in sales and marketing, increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 27, 2006, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan	IRegain@eGain.com
650-230-7532
PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	June 30, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,440	$6,916
Restricted cash	12	12
Accounts receivable, net	1,681	2,151
Prepaid and other current assets	910	623

Total current assets	8,043	9,702

Property and equipment, net	1,292	1,169
Goodwill, net	4,880	4,880
Other assets	334	354

Total assets	$14,549	$16,105

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,157	$989
Accrued compensation	1,512	1,254
Accrued liabilities	1,455	1,156
Deferred revenue	4,971	4,259
Current portion of related party notes payable	3,215	—
Current portion of bank borrowings	2,308	1,697

Total current liabilities	14,618	9,355

Related party notes payable, net of current portion	6,312	8,652
Bank borrowings, net of current portion	168	77
Other long term liabilities	193	217

Total liabilities	21,291	18,301

Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	315,960	315,736
Notes receivable from stockholders	(76)	(74)
Accumulated other comprehensive loss	(440)	(456)
Accumulated deficit	(322,201)	(317,417)

Total stockholders’ deficit	$(6,742)	$(2,196)

	$14,549	$16,105

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Revenue:
License	$599	$1,859	$3,084	$5,249
Support and Services	4,794	4,275	13,995	12,117

Total revenue	5,393	6,134	17,079	17,366
Cost of license	20	29	79	215
Cost of support and services	2,372	1,828	6,519	5,130

Gross profit	3,001	4,277	10,481	12,021

Operating costs and expenses:
Research and development	933	782	2,791	2,199
Sales and marketing	3,161	2,588	9,369	6,973
General and administrative	802	557	2,226	1,965

Total operating costs and expenses	4,896	3,927	14,386	11,137

Income / (Loss) from operations	(1,895)	350	(3,905)	884
Interest expense, net	(294)	(267)	(840)	(780)
Other income, net	11	5	33	11

Income / (Loss) before income tax	(2,178)	88	(4,712)	115
Income tax	(3)	—	(72)	(79)

Net Income / (loss)	(2,181)	88	(4,784)	36

Per share information:

Basic net income / (loss) per common share	$(0.14)	$0.01	$(0.31)	$0.00

Diluted net income / (loss) per common share	$(0.14)	$0.01	$(0.31)	$0.00

Weighted average shares used in computing basic net income / (loss) per common share	15,317	15,305	15,315	15,303

Weighted average shares used in computing diluted net income / (loss) per common share	15,317	15,978	15,315	15,620